SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.Entry into Material Definitive Agreements.

 Master Lease and Guaranty

On December 23, 2013, NHI-REIT of Next House, LLC ("Next House"), a wholly owned subsidiary of National Health Investors, Inc. (“we,” “our,” “us” and the “Company”), acquired a portfolio of 25 independent living facilities (the “Holiday Portfolio”), located in 12 states, for a total cash purchase price of $491 million (as defined below) plus $1.5 million for transaction costs, pursuant to the purchase agreement (the “Purchase Agreement”) between Next House and certain subsidiaries of Holiday Acquisition Holdings LLC (“Holiday”) dated November 18, 2013 which was previously announced and disclosed in the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 19, 2013. In connection with the completion of the acquisition, Next House leased the Holiday Portfolio to NH Master Tenant, LLC (“Holiday Tenant”), an indirect wholly-owned subsidiary of Holiday, pursuant to the Master Lease between Next House, two wholly owned subsidiaries of the Company and Holiday Tenant dated December 23, 2013. Holiday Tenant has subleased such facilities to 25 of its wholly owned subsidiaries (collectively the "Subtenants") which will operate the facilities.

Holiday will continue to operate the facilities pursuant to a management agreement with a Holiday-affiliated manager. Under the Master Lease, Holiday Tenant is responsible for costs associated with operating and maintaining the Holiday Portfolio, including taxes, insurance and repair and maintenance. The term of the Master Lease is 17 years following its commencement date. The Master Lease provides for base rent in the first year of approximately $31.9 million, with base rent to increase by 4.5% of the base rent for the prior year in years two, three and four. Thereafter, base rent increases by the base rate applicable for the immediately preceding year multiplied by the lesser of (i) 3.75%; and (ii) the greater of (x) 3.5% and (y) the CPI increase during the period commencing on January 1, 2018 and ending on December 30 of the calendar year immediately preceding such base rent increase. Under the Master Lease, the tenant is required to make capital improvements to the Holiday Portfolio equal to a minimum of $1,000 per unit at each facility for rolling two-year periods commencing with the two-year period ending on December 31, 2015. In addition, the tenant will make $1.5 million of agreed-upon capital expenditures to certain facilities in 2014.

The Master Lease obligates Holiday Tenant to maintain specified lease coverage ratios, which the Master Lease defines as Net Operating Income (as defined in the Master Lease) divided by the base rent for such trailing 12-month period. The following sets forth information about the required lease coverage ratios under the Master Lease:

•
From and after the quarter ending December 31, 2014 and for each subsequent quarter through the quarter ending December 31, 2018, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.00 to 1.00.

•
From and after the quarter ending March 31, 2019 and for each subsequent quarter through the quarter ending December 31, 2023, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.05 to 1.00.

•
From and after the quarter ending March 31, 2024 and for each subsequent quarter through the quarter ending December 31, 2028, the Holiday Portfolio is required to have a lease coverage ratio of not less than 1.10 to 1.00.

•	From the quarter ending March 31, 2029 and for each quarter thereafter, the Holiday Portfolio is required to have a lease coverage ratio of 1.15 to 1.00.
The Master Lease also required Holiday Tenant to deposit a security deposit with Next House in the amount of approximately $21.3 million, which serves as security for Holiday Tenant’s performance of its obligations to Next House under the Master Lease. Management fees payable to the Holiday-affiliated manager are subordinated to Holiday Tenant’s obligation to pay rent to Next House under the Master Lease. Additionally, Holiday Tenant and the Subtenants granted Next House a first priority security interest in certain personal property used in the operations of the Holiday Portfolio and receivables arising from the operations of the Holiday Portfolio, which security interest secures Holiday Tenant’s obligations under the Master Lease. The Master Lease terms also include (i) a non-competition provision restricting Holiday Tenant and certain of its affiliates, including Holiday Holdings (as defined below), from developing or constructing new independent living properties within 10 miles of any property acquired by Next House in the acquisition, (ii) restrictions on a change of control of Holiday Tenant or certain of its affiliates, including Holiday Holdings, subject to certain exceptions, and (iii) customary operating covenants, events of default and remedies.

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Holiday Tenant’s obligations to Next House under the Master Lease have been guaranteed by its indirect parent entity, Holiday AL Holdings, LP (“Holiday Holdings”), pursuant to the Guaranty of Lease between us, two of our wholly owned subsidiaries, and Holiday Holdings (the “Guaranty”). Subject to certain exceptions, the Guaranty provides that Holiday Holdings will maintain a minimum net worth of $150 million, a fixed charge coverage ratio of 1.10x and a maximum leverage ratio of 10x.

Term Loan

On December 23, 2013, we entered into the First Amendment to the Credit Agreement (as defined below) with certain of our subsidiaries acting as guarantors and limited guarantors, the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent for the lenders party to the Credit Agreement (the “First Amendment”), which amends the Second Amended and Restated Credit Agreement as of June 28, 2013 previously entered into by the Company (the “Credit Agreement” and as amended by the First Amendment, the “Amended Credit Agreement”).

Pursuant to the terms of the Amended Credit Agreement, various lenders thereunder made a $250 million term loan on December 23, 2013 (the “Term Loan”) to the Company, which was used to fund in part the acquisition of the Holiday Portfolio. The Term Loan has a maturity date of June 28, 2018. Subject to certain exceptions, the interest rate on the Term Loan is, at our option, (a) LIBOR for periods of one, two, three or six months, as selected by us, plus 175 basis points or (b) a rate equal to the sum of (i) the highest of (x) the federal funds rate plus 1/2 of 1%, (y) the prime commercial interest rate of Wells Fargo and (z) the daily LIBOR for a one month interest period plus 1.0%, plus (ii) 75 basis points. Subject to proper notice requirements, the Term Loan may be prepaid at any time and from time to time, in whole or in part, and without penalty or premium (other than applicable breakage costs). Provided that the Company is not in default under the Amended Credit Agreement and subject to certain other conditions, at any time prior to June 28, 2017, the Company may request from time to time one or more increases in the aggregate revolving loan commitments or one or more incremental term loan commitments under the Amended Credit Agreement. The aggregate amount of all such incremental loan commitments shall not exceed $130,000,000.

The Amended Credit Agreement is unsecured. The obligations of the Company under the Amended Credit Agreement are guaranteed by various existing and future wholly owned and non-wholly owned subsidiaries of the Company pursuant to guarantee and limited guarantee agreements. The Amended Credit Agreement contains customary representations, warranties and covenants, including, but not limited to restrictions on indebtedness, liens, guarantee obligations, mergers, acquisitions, consolidations, liquidations and dissolutions, sales of assets, leases, restrictions on the payment of dividends, investments, loans and advances, transactions with affiliates and sale and leaseback transactions. The covenants are subject to certain exceptions, including an exception for cash dividends necessary to maintain the Company's qualification as a real estate investment trust. The Amended Credit Agreement includes customary events of default for financings of this type (with customary grace periods, as applicable).

As of December 23, 2013, the aggregate principal amount outstanding under the Amended Credit Agreement, including the Term Loan, is $537,000,000.

On December 23, 2013, we issued a press release announcing the acquisition of the Holiday Portfolio, the execution of the First Amendment, the Master Lease and the Guaranty and the funding of the Term Loan. The press release is attached to this Current Report as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As described above in Item 1.01, on December 23, 2013, Next House acquired the Holiday Portfolio, located in 12 states, for a total cash purchase price of $491 million, plus $1.5 million for transaction costs, pursuant to the Purchase Agreement with certain subsidiaries of Holiday dated November 18, 2013. We funded the acquisition through the use of proceeds of the Term Loan described above in Item 1.01 and proceeds from the sale of 5,175,000 shares of our common stock at a price to the public of $57.00 per share. The net proceeds from the offering were approximately $282.3 million after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The information set forth above under “Term Loan” in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)    Financial Statements of Businesses Acquired. It is impracticable for the Company to provide the required financial statements and pro forma financial information relating to the acquisition of the Holiday Portfolio at the time this Current Report on Form 8-K is filed. The required financial statements and pro form financial information will be filed as soon as practicable but in no event later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)    Pro Forma Financial Information. See paragraph (a) above.

(c)    Not applicable.

(d)    Exhibits.

Exhibit No.	Title
10.1
First Amendment dated as of December 23, 2013 to the Second Amended and Restated Credit Agreement dated as of June 28, 2013 (which Credit Agreement as amended is attached as Exhibit A to the First Amendment) by and among National Health Investors, Inc., as Borrower; certain Subsidiary Guarantors party thereto; certain Limited Guarantors party thereto; the Lenders party thereto; and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders party to the Credit Agreement.

10. 2
Master Lease dated as of December 23, 2013 between NHI-REIT of Next House, LLC, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, individually and collectively as Landlord, and NH Master Tenant LLC, as Tenant.

10.3
Guarantee of Lease Agreement dated as of December 23, 2013 between NHI-REIT of Next House, LLC, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, individually and collectively as Landlord, and Holiday AL Holdings, LP as Guarantor.

99.1	Press Release dated December 23, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

Date: December 23, 2013	By:	/s/ J. Justin Hutchens
J. Justin Hutchens
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1
First Amendment dated as of December 23, 2013 to the Second Amended and Restated Credit Agreement dated as of June 28, 2013 (which Credit Agreement as amended is attached as Exhibit A to the First Amendment) by and among National Health Investors, Inc., as Borrower; certain Subsidiary Guarantors party thereto; certain Limited Guarantors party thereto; the Lenders party thereto; and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders party to the Credit Agreement.

10. 2
Master Lease dated as of December 23, 2013 between NHI-REIT of Next House, LLC, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, individually and collectively as Landlord, and NH Master Tenant LLC, as Tenant.

10.3
Guarantee of Lease Agreement dated as of December 23, 2013 between NHI-REIT of Next House, LLC, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, individually and collectively as Landlord, and Holiday AL Holdings, LP as Guarantor.

99.1	Press Release dated December 23, 2013.

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